EXHIBIT 99.1

Renacidin(R) Irrigation Returns to the Market

HAUPPAUGE, N.Y., Oct. 30, 2013 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that its most important pharmaceutical product, Renacidin® Irrigation (Citric Acid, Glucono delta-Lactone, and Magnesium Carbonate) is once again available after a series of manufacturing issues resulted in the product being unavailable for over a year.

Renacidin Irrigation (NDC 0327-0011-05) is United's proprietary drug product that is used primarily to prevent and dissolve calcifications in indwelling catheters to keep them free-flowing. It is also approved for use in dissolving certain types of kidney stones (see product insert). Production of Renacidin had been temporarily suspended due to regulatory and manufacturing issues experienced by United's contract manufacturer. United says that the issues have been resolved, and that it will resume shipments in the first week of November.

Ken Globus, President of United-Guardian stated, "We are extremely pleased to be able to once again provide this product to the many very needy patients who rely on it, many of whom are elderly and have multiple medical conditions. Over the past year we have received hundreds of phone calls from patients and care-givers desperately in need of the product, since there is no alternative product available for this indication. We are also in the process of developing a new 30mL single-dose unit of Renacidin that will make the product even easier to use. We anticipate that the new product will be approved by the FDA some time next year."

United-Guardian, Inc. is a manufacturer of pharmaceuticals, cosmetic ingredients, personal care and health care products.

For more information about Renacidin Irrigation please visit the company's web site at www.u-g.com, or contact the company at 1-800-645-5566.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900